FORM 8-K

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities and Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 10, 2004

CHIQUITA BRANDS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

New Jersey	1-1550	04-1923360
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

250 East Fifth Street, Cincinnati, Ohio 45202

(Address of principal executive offices)

Registrant’s telephone number, including area code:

(513) 784-8000

(Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Events

On June 11, 2004, Chiquita Brands International, Inc. (together with its subsidiaries, “Chiquita”) announced that Chiquita has entered into definitive agreements, including a Stock Purchase Agreement, for the sale of Chiquita’s banana-producing and port operations in Colombia to Invesmar Limited (“Invesmar”), the holding company of C.I. Banacol S. A., a Colombia-based producer and exporter of bananas and other fruit products.

The transaction involves the sale by Chiquita of certain subsidiaries and assets. The aggregate consideration consists of (i) approximately $28.5 million in cash, (ii) approximately $15 million face amount of notes and deferred payments (of which approximately $3 million will be due within 90 days of closing), and (iii) the buyer’s assumption of pension liabilities, which have a carrying value of approximately $8 million. The amounts of cash and notes are subject to certain post-closing adjustments.

In connection with the sale, Chiquita is entering into eight-year agreements to purchase bananas and pineapples from affiliates of the buyer. Under the banana purchase agreement, Chiquita will purchase approximately 11 million boxes of Colombian bananas per year at above market prices. This will result in a liability of $33 million at the sale date, which represents the estimated net present value of the above-market premium to be paid for the purchase of bananas over the term of the contract. Under the pineapple purchase agreement, Chiquita will purchase approximately 2 million boxes of Costa Rican golden pineapples during the first year of the contract and 2.5 million boxes per year thereafter at below-market prices. This will result in a receivable of $25 million at the sale date which represents the estimated net present value of the discount to be received for the purchase of pineapples over the term of the contract.

Also in connection with the sale, as provided in a letter agreement filed as an Exhibit to this Report, Chiquita will agree that, in the event that it becomes unable to perform its obligations under the banana purchase agreement due to a conflict with U.S. law, Chiquita will indemnify Invesmar primarily for the lost premium on the banana purchases, or, alternatively, rescind the sale transaction and allow Invesmar to retain certain port assets in Colombia which have a carrying value of approximately $7 million at March 31, 2004.

The transaction is subject to financing, regulatory and other conditions, all as set forth in the Stock Purchase Agreement. The sale is expected to close within the next 30 days. In the event that the transaction is terminated prior to closing, the Company may, depending on the circumstances, owe Invesmar certain fees and expenses.

As of March 31, 2004, the net book value of the assets and liabilities to be transferred in the transaction approximated $37 million. Chiquita expects to recognize an after-tax loss on the transaction, after taking into account the two long-term fruit purchase agreements, currently estimated at $5 million. The estimated loss may increase somewhat as a result of Chiquita’s agreement to indemnify the buyer against certain costs resulting from an industry-wide strike of banana workers in the Uraba region of Colombia, which was settled on June 10, 2004. These costs cannot be estimated until the farms can be inspected.

Reference is made to the Chiquita press release, Stock Purchase Agreement, Banana Purchase Agreement, Pineapple Purchase Agreement, form of Banana Purchase Indemnity Letter Agreement and Strike Indemnity Letter Agreement referred to in Item 7 below as Exhibits 99.1, 99.2, 99.3, 99.4, 99.5 and 99.6, respectively.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

(c) Exhibits.

99.1	News release of Chiquita Brands International, Inc. dated June 11, 2004 announcing definitive agreement to sell Colombian banana-producing and port operations.

99.2	Stock Purchase Agreement dated June 10, 2004, among Chiquita International Limited, Chiquita Brands L.L.C. and Invesmar, Limited.

99.3	International Banana Purchase Agreement F.O.B. (Port Of Shipment) between Chiquita International Limited and Banana International Corporation. English translation of original document, which is in Spanish. Portions of this exhibit have been omitted pursuant to a request for confidential treatment.

99.4	International Gold Pineapple Purchase Agreement D.D.P. (Port Of Destination), between Chiquita Frupac, Inc. and Banana International Corporation. English translation of original document, which is in Spanish. Portions of this exhibit have been omitted pursuant to a request for confidential treatment.

99.5	Form of Banana Purchase Indemnity Letter Agreement between Banana International Corporation and Chiquita International Limited [to be signed at closing]. Portions of this exhibit have been omitted pursuant to a request for confidential treatment.

99.6	Strike Indemnity Letter Agreement dated June 10, 2004 among Chiquita Brands L.L.C., Chiquita International Limited and Invesmar Limited.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 11, 2004	CHIQUITA BRANDS INTERNATIONAL, INC.

	By:	/s/ Robert W. Olson
Robert W. Olson
Senior Vice President, General Counsel and Secretary